                          Independent Auditors' Consent

To the Shareholders and Board of Trustees of Greenwich Street Series Fund:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Greenwich Street Series Fund (the "Funds"), in the Prospectus and Statement of Additional Information, of our report dated February 12, 2003, on the statements of assets and liabilities as of December 31, 2002, the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights"in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolios
----------
Diversified Strategic Income Portfolio
Intermediate High Grade Portfolio
Salomon Brothers Variable Money Market Fund
Salomon Brothers Variable Emerging Growth Fund
Salomon Brothers Variable International Equity Fund
Appreciation Portfolio
Equity Index Portfolio
Salomon Brothers Variable All Cap Growth & Income Fund
Salomon Brothers Variable All Cap Value Fund
Fundamental Value Portfolio

                                                                        KPMG LLP


New York, New York
April 23, 2003